Exhibit 10.1

June 30, 2009

Todd Johnson

5906 Wedgewood Drive

Granite Bay, CA 95746-6704

Dear Todd:

The following sets forth our agreement regarding your continued employment.

Position/Location: You will assume the position of Senior Vice President of Marketing and Operations and will be a member of the Executive Management Team of Accelrys. In this role you will report directly to Max Carnecchia, CEO and perform duties as requested by him. It is understood that you be based from your home in Northern California and will travel to our San Diego, CA headquarters in this role.

Compensation: Your compensation in the above position will include an annual base salary of $111,000.00 which reflects a partial time schedule and which will be paid semi-monthly at the rate of $ 4,625.00 per pay period net of any and all applicable taxes and in accordance with our standard payroll processing cycle. In addition, you will be eligible for a targeted bonus of 40% of your base salary amount to be earned upon the achievement of both corporate and individual objectives pursuant to the terms of, the FY10 Management Incentive Plan, as and when determined by the Board of Directors, pro-rated for the number of months during the fiscal year you have been employed by the Company in this position, commencing July 1, 2009.

Benefits: As a US employee of Accelrys Inc., you will continue to be eligible for our comprehensive employee benefits package. We are committed to maintaining a competitive position in the employment marketplace and in doing so make available to you the standard employee benefits package provided to US-based employees. This will include, but is not limited to, health, disability and life insurance; participation in our 401(k) retirement savings plan; and vacation benefits.

Commuting Terms: In keeping with Accelrys’ travel and expense policy, we will pay for reasonable and customary business travel expenses associated with your commute to the San Diego area.

Confidentiality: You continue to be bound by the Company’s Invention and Non-Disclosure Agreement effective upon your commencement of employment with the company.

Employment and Start Date: Your start date in this new role will be 7/16/09. Your employment with Accelrys continues to be at-will and is not for any prescribed period.

I very much look forward to the prospect of your continued contribution to the Accelrys team and your involvement in what we are confident represents an exciting and professionally rewarding venture.

Best regards,

Judith Ohrn Hicks

Vice President, Human Resources

Agreed and accepted:

/s/ Todd Johnson
Todd Johnson

Date: July 15, 2009